Exhibit 99.1

Press Release

GOLDFIELD ANNOUNCES FIRST QUARTER EARNINGS

MELBOURNE, Florida, May 14, 2009 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced improved results for the three months ended March 31, 2009.

For the three months ended March 31, 2009 revenues increased 21.5% to $8.9 million, compared to revenues of $7.3 million in the first quarter of 2008, and the Company had operating income of $446,000 in the current period, compared to an operating loss of $625,000 in the first quarter of 2008.

The higher first quarter results were driven by strong performance in the electrical construction segment.  Electrical construction revenues for the quarter increased 30.3% to $8.9 million, an increase of $2.1 million over the prior year quarter.  The improvement in revenues in this segment is primarily due to an increase in projects, including storm restoration work in Missouri as a result of damage due to ice storms.  Operating income from electrical construction operations almost quadrupled to $1.3 million from $257,000 in the three months ended March 31, 2008, due primarily to improved productivity on several jobs in the current period compared to the same period last year, as well as the increase in revenue resulting from the higher level of activity, which covers a higher percentage of fixed overhead costs.

In the first quarter of 2009, the real estate development segment produced no revenues because of the continued depressed state of the real estate market in Florida, as compared to revenues of $492,000 in the first quarter of 2008.  Results of operations for the real estate development segment remained essentially comparable with an operating loss of $159,000 for the current quarter, compared to an operating loss of $150,000 in the prior year quarter.

Net income for the first quarter of 2009 was $412,000 ($0.02 per share), compared to a net loss of $470,000 ($0.02 per share) in the like 2008 period.

Commenting on first quarter results, John H. Sottile, President of Goldfield stated that “given the current state of the economy, we have to be pleased with our results this quarter.  I am encouraged by the rebound in electrical construction activity we have seen this year, and the strong performance and increased productivity of our electrical construction operations.”  Mr. Sottile continued, “despite the current real estate depression in Florida, the Company’s real estate exposure is very manageable, with no projects under construction and its current project, Pineapple House, completed and well-received.  More than half of the units in Pineapple House have been sold, and many are occupied.”

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States.  The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.  Goldfield is also involved in the development of high-end condominium projects on Florida's east coast.  For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations.  Our actual results may differ materially from what we currently expect.  Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition.  Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market;  our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance.  Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies;  our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets.  Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone:  (321) 724-1700
Email:   investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenue
Electrical construction	$8,900,868	$6,832,183
Real estate development	-	492,341
Total revenue	8,900,868	7,324,524

Cost and expense
Electrical construction	6,773,985	5,634,741
Real estate development	47,287	476,983
Selling, general and administrative	873,605	978,999
Depreciation	760,189	855,573
Gain on sale of assets	-	3,617
Total cost and expense	8,455,066	7,949,913
Total operating income (loss)	445,802	(625,389)

Other income (expense), net
Interest income	8,865	30,485
Interest expense	(46,590)	(125,044)
Other income, net	13,102	6,957
Minority interest	-	(3,196)
Total other expense, net	(24,623)	(90,798)

Income (loss) from continuing operations before income taxes	421,179	(716,187)

Income tax expense (benefit)	9,633	(245,743)

Net income (loss)	$411,546	$(470,444)

Income (loss) per share of common stock - basic and diluted	$0.02	$(0.02)

Weighted average number of common shares
outstanding – basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
ASSETS	2009	2008
Current assets
Cash and cash equivalents	$4,752,800	$4,921,980
Accounts receivable and accrued billings	5,509,274	6,709,015
Remediation insurance receivable	89,457	99,375
Current portion of notes receivable	44,706	54,169
Construction inventory	2,571	-
Real estate inventory	2,323,756	2,323,756
Costs and estimated earnings in excess of
billings on uncompleted contracts	1,714,296	1,135,290
Prepaid expenses and other current assets	1,317,029	1,127,745
Total current assets	15,753,889	16,371,330

Property, buildings and equipment, at cost, net	7,829,527	7,656,580
Notes receivable, less current portion	300,095	304,671
Deferred charges and other assets	1,115,004	1,165,953
Total assets	$24,998,515	$25,498,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,386,292	$2,932,690
Billings in excess of costs and estimated
earnings on uncompleted contracts	-	7,564
Current portion of notes payable	2,126,693	2,096,645
Current portion of capital leases	326,521	320,013
Reserve for remediation	125,163	153,368
Total current liabilities	4,964,669	5,510,280

Other accrued liabilities	28,539	28,423
Notes payable, less current portion	2,780,374	3,062,333
Capital leases, less current portion	175,233	259,344
Total liabilities	7,948,815	8,860,380
Commitments and contingencies

Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(2,905,173)	(3,316,719)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	17,049,700	16,638,154
Total liabilities and stockholders' equity	$24,998,515	$25,498,534